                                                     November 5, 2001

DNAPrint Genomics, Inc.
900 Cocoanut Ave.
Sarasota, FL  34231

         Re:      DNAPrint Genomics, Inc.
                  2001 Consultancy Stock Option Plan

Ladies and Gentlemen:

        I have reviewed and am familiar with the referenced plan, and the Articles of Incorporation and bylaws of DNAPrint Genomics, Inc. In my opinion, upon sale pursuant to an effective Registration Statement on Form S-8, the securities to be issued under the plan will be validly issued, fully paid and nonassessable. I hereby consent to the inclusion of my opinion in such Registration Statement on
Form S-8.

                                                     Sincerely,

                                                     THOMAS P. MCNAMARA, P.A.

                                                     By:/s/Thomas P. McNamara
                                                        Thomas P. McNamara